Exhibit 5


                                    Exhibit 5



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                                                                      Exhibit 5



                                  May 24, 2000



The Coastal Corporation
Coastal Tower
Nine Greenway Plaza
Houston, TX   77046-0995

Gentlemen:

     I have acted as counsel to The Coastal Corporation (the "Company") in connection with the Registration Statement on Form S-8 of the Company for the registration of shares of Common Stock, par value $331/3 per share (the "Common Stock") of the Company issuable under the Company's 1994 Incentive Stock Plan (the "Plan").

     In such capacity, I am familiar with the Certificate of Incorporation and By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, certificates of public officials and representatives of the Company, statutes and other instruments and documents as the basis for the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that:

     (1) The Company is a corporation, duly organized and validly existing, in good standing under the laws of the State of Delaware.

     (2) The Plan has been duly authorized by the Company and is a legal and binding agreement of the Company in accordance with its terms.

     (3) The shares of Common Stock, as purchased and issued in accordance with the terms of the Plan, are legally and validly issued, fully paid and nonassessable.

     I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement. I further consent to all references to me in the Registration Statement, any amendments thereto, or in any Prospectus.

                                Very truly yours,



                                Austin M. O'Toole